Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-122530, 333-132219, 333-140538 and 333-156640) and Form F-3 (No. 333-159147) of our reports dated April 16, 2012 relating to the consolidated financial statements  of KongZhong Corporation and its subsidiaries and variable interest entities (the "Company")  and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of KongZhong Corporation for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement on Form F-3 (No. 333-159147).

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, The People's Republic of China

April 16, 2012